Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

PRESS RELEASE

Contacts:

Amy Glynn/Nick Laudico

The Ruth Group

646-536-7023 / 7030

aglynn@theruthgroup.com

nlaudico@theruthgroup.com

Radiation Therapy Services Holdings, Inc. Announces CFO Transition

FORT MYERS, Florida, April 21, 2011 — Radiation Therapy Services Holdings, Inc. (“Radiation Therapy Services” or the “Company”) today announced the resignation of its Chief Financial Officer, Kerrin E. Gillespie, effective May 16, 2011.  The Company has initiated an executive search for a new Chief Financial Officer to replace Mr. Gillespie. Effective May 17, 2011, Bryan Carey, a member of the Company’s board of directors, will serve as interim Chief Financial Officer and will manage the transition process until a successor is named.  Mr. Gillespie will be assuming a senior operating finance role at Health Management Associates, Inc. (NYSE:HMA), where he previously held various roles in operations and finance.

Dr. Daniel Dosoretz, President and Chief Executive Officer, said, “On behalf of the board of directors and the Radiation Therapy management team, I want to thank Kerry for his outstanding contributions to the company.  Kerry played an instrumental role in further building our finance and IT infrastructure that will serve as a platform for our next phase of growth and expansion. He also played a key role in the Exchange Offer related to our Senior Subordinated Notes we completed in January 2011 and the recent financing completed in conjunction with the Medical Developers acquisition in March 2011.  We wish Kerry well in all of his future endeavors.  We are also grateful that Bryan will step in and assist us during this transition.”

As a reminder, Radiation Therapy Services will report its financial results for the first quarter ended March 31, 2011 after the close of the U.S. capital markets on Wednesday, May 11, 2011.

In addition, the Company will host a conference call on Thursday, May 12, 2011 at 11:00 a.m. EDT, during which management will discuss the financial results in further detail.  The conference call and replay of the conference call may be accessed as follows:

Dial-in numbers: 1-877-407-4018 (Domestic); 1-201-689-8471 (International)

Replay Dial-in Numbers (Available until May 26, 2011): 1-877-870-5176 (Domestic); 1-858-384-5517 (International); Please use the conference ID number  371043 to access the replay.

About Radiation Therapy Services

Radiation Therapy Services, which operates radiation treatment centers primarily under the name of 21st Century Oncology, is a provider of advanced radiation therapy services to cancer patients.  In total, the Company operates 118 treatment centers, including 91 located in 16 U.S. states, 26 centers located in six countries in Latin America and 1 center located in India.  The Company is headquartered in Fort Myers, Florida.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  These statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited those risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

#  #  #